Exhibit 10.2
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made this 13th day of March 2010, to be effective as of 5 p.m. Central Standard Time on March 14, 2010 (the “Effective Date”), by and between PINNACLE ENTERTAINMENT, INC., a Delaware corporation (the “Company”), and ANTHONY M. SANFILIPPO, an individual (“Executive”), with respect to the following facts and circumstances:
RECITALS
The Company wishes to employ Executive as its Chief Executive Officer and President pursuant to the terms and conditions of this Agreement and Executive desires to be so employed.
NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE 1.
EMPLOYMENT AND TERM
1.1 Employment. The Company agrees to engage Executive in the capacity as Chief Executive Officer and President of the Company, and Executive hereby accepts such engagement by the Company upon the terms and conditions specified below. Throughout the Term (as hereinafter defined) the Company will recommend that Executive be elected as a member of the Board of Directors (the “Board”). Executive agrees to resign from the Board of Directors immediately upon the termination of his employment for any reason.
1.2 Term. The term of this Agreement shall commence as of the Effective Date and, unless earlier terminated under Article 6 below, shall continue in force until March 13, 2014 (the “Initial Term”); provided that commencing on November 14, 2013 and as of November 14 of each year thereafter (a “Renewal Date”), this Agreement shall automatically renew for additional one-year periods (each, a “Renewal Period”), unless either party gives notice of non-renewal at least one hundred twenty (120) days prior to the next Renewal Date. The Term of this Agreement, including any Renewal Periods, is referred to as the “Term.”
ARTICLE 2.
DUTIES OF EXECUTIVE
2.1 Duties. Executive shall perform all the duties and obligations generally associated with the position of Chief Executive Officer and President subject to the control and supervision of the Company’s Board of Directors (or a committee thereof), and such other executive duties consistent with the foregoing as may be assigned to him from time to time by the Company. Executive shall perform the services contemplated herein faithfully, diligently, to the best of his ability and in the best interests of the Company. Executive shall at all times perform such services in compliance with, and to the extent of his authority, shall to the best of his ability cause the Company to be in compliance with, any and all laws, rules and regulations applicable to the Company of which Executive is aware. Executive shall, at all times during the Term, in all material respects adhere to and obey any and all written internal rules and regulations governing the conduct of the Company’s employees, as established or modified from time to time; provided, however, in the event of any conflict between the provisions of this Agreement and any such rules or regulations, the provisions of this Agreement shall control.
2.2 Location of Services. Executive’s principal place of employment shall be at the Company’s headquarters in Las Vegas, Nevada, or at such other location as Executive and the Board of Directors shall agree upon. The Company understands that Executive maintains a home office in Germantown, Tennessee. The Company shall reimburse Executive for his business travel expenses to and from such office. Executive understands he will be required to travel to the Company’s various operations as part of his employment. For six (6) months following the Effective Date, Executive may commute to Las Vegas, Nevada. During such time the Company will pay or reimburse Executive for the reasonable costs of travel, a furnished executive apartment in Las Vegas, Nevada, car rental and other related and reasonable expenses. The Company shall also reimburse Executive for the reasonable commercial travel of Executive’s wife and three (3) dependent children during this six (6) month period. When Executive relocates to Las Vegas, Nevada, the Company will pay on a one time basis for the reasonable moving expenses of Executive and his family, in accordance with the Company’s relocation policy in effect as of the Effective Date or as subsequently approved by the Compensation Committee. The Company acknowledges and agrees to consider that Executive has circumstances which may require Executive to exceed the Company’s current relocation allowance cap, subject to the Board’s approval. Executive shall only be reimbursed for commuting and relocation expenses upon receipt from Executive of supporting receipts in accordance with the Company’s reimbursement policies. Executive shall be responsible for his taxes, if any, on amounts reimbursed under this Section 2.2.
2.3 Exclusive Service. Except as otherwise expressly provided herein, Executive shall devote his entire business time, attention, energies, skills, learning and best efforts to the business of the Company. Executive may serve as a consultant for Multimedia Games, Inc., a Texas corporation (“MGAM”), for a reasonable period of time, not to exceed six (6) months, to facilitate the smooth transition of leadership of MGAM. Executive shall recuse himself from all MGAM matters that involve actual or potential conflicts with the Company. Executive may participate in social, civic, charitable, religious, business, educational or professional associations so long as such participation does not materially interfere with the duties and obligations of Executive hereunder. This Section 2.3, however, shall not be construed to prevent Executive from making passive outside investments so long as such investments do not require material time of Executive or otherwise interfere with the performance of Executive’s duties and obligations hereunder. Executive shall not make any investment in an enterprise that competes with the Company without the prior written approval of the Company after full disclosure of the facts and circumstances; provided, however, that this sentence shall not preclude Executive from owning up to one-half percent (0.5%) of the securities of a publicly traded entity (a “Permissible Investment”). During the Term, Executive shall not directly or indirectly work for or provide services to or, except as permitted above, own an equity interest in any person, firm or entity engaged in the casino gaming, card club or horse racing business. In this regard, and for purposes of this section only, Executive acknowledges that the gaming industry is national in scope and that accordingly this covenant shall apply throughout the United States. With the prior approval of the Board of Directors (which approval may subsequently be revoked by the Board in its discretion) Executive may (i) serve on boards of charitable and not for profit organizations; (ii) serve on one board of a for profit public corporation in addition to the Company’s Board (and retain any compensation received therefrom); and (iii) serve on boards of privately held entities in which Executive has an ownership interest (and retain any compensation received therefrom); so long as such activities, individually or in the aggregate do not materially interfere with Executive’s duties hereunder.
2.4 Stock Purchase. Executive shall purchase One Hundred Twenty Five Thousand (125,000) shares of the Company’s Common Stock pursuant to a Stock Purchase Agreement substantially in the form of Appendix A, effective contemporaneously with the execution of this Agreement.
ARTICLE 3.
COMPENSATION
3.1 Base Salary. In consideration for Executive’s services hereunder, the Company shall pay Executive an annual base salary at the rate of Eight Hundred Forty Thousand Dollars ($840,000) per year during each of the years of the Term; payable in accordance with the Company’s regular payroll schedule from time to time (less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated similar withholdings). Executive shall not receive any compensation for services as a member of the Company’s Board of Directors.
3.2 Annual and Other Bonuses. Executive shall be entitled to earn bonuses with respect to each year of the Term during which Executive is employed under this Agreement up to not less than One Hundred Fifty Percent (150%) of his base salary, with a targeted bonus of One Hundred percent (100%) of Executive’s base salary, determined under the Company’s Annual Performance Based Plan for Executive Officers, or any successor Plan (the “Bonus plan”). Any such Bonus shall be structured to comply with Section 162(m) of the Internal Revenue Code unless otherwise determined by the Committee and shall be based on performance criteria developed by the Committee. Any such bonus shall be subject to the Company’s Policy on Recovery of Incentive Compensation in Event of Financial Restatement attached as Appendix B hereto. Any such bonus earned by Executive shall be paid annually within ninety (90) days after the conclusion of the Company’s fiscal year, except for any portion of the bonus with respect to 2010 which is paid in Executive’s discretion in restricted stock, any portion of the bonus with respect to a year later than 2010 which is paid in the Company’s discretion in restricted stock, and any portion of the bonus which Executive shall elect to defer under the Company’s deferred compensation plan. Bonuses relative to partial years shall be prorated. Executive may also receive special bonuses in addition to his annual bonus eligibility at the discretion of the Board of Directors or the Committee; it being understood that there is no entitlement thereto hereunder. Any bonuses paid hereunder with respect to 2010 shall be paid, at the Executive’s discretion, in cash and/or restricted stock. Any bonuses paid hereunder with respect to later years of the Term shall be paid, in the Company’s discretion, in cash and/or restricted stock; provided, however, that Executive’s allocation of cash and restricted stock shall be the same as that of other senior executive officers for the year.

3.3 Equity Awards.
3.3.1 As an inducement to Executive entering into this Agreement, on the Effective Date the Company shall grant Executive an option to purchase 650,000 shares of the Company’s common stock (the “Option Grant”). Such option shall vest in five equal annual installments, with an exercise price equal to the closing price of the Company’s common stock on the last trading day before the Effective Date. The terms of the option shall be subject to the Option Agreement executed concurrently herewith. Such award shall constitute an “inducement grant” within the meaning of the rules of the New York Stock Exchange and shall be granted and the underlying shares of common stock issued outside of the stock option plans of the Company.
3.3.2 The Option Grant is intended to be the only grant of options, restricted stock units, or (except as set forth in Section 3.2) restricted stock to Executive during the first two years of the Initial Term. Thereafter, the Company may grant to Executive options or other equity compensation pursuant to, and subject to the terms and conditions of, the then current equity compensation plan of the Company. The Company’s Compensation Committee shall set the amount and terms of such options or other equity compensation.
ARTICLE 4.
EXECUTIVE BENEFITS
4.1 Vacation. In accordance with the general policies of the Company applicable generally to other senior executives of the Company pursuant to the Company’s personnel policies from time to time, Executive shall be entitled to not less than four (4) weeks vacation each calendar year, without reduction in compensation. Vacation expense will not accrue and unused vacation time will not accrue for severance purposes.
4.2 Benefits. Executive shall receive all other such benefits as the Company may offer to other senior executives of the Company generally under the Company personnel plans, practices, policies and programs in effect from time to time, such as health and disability insurance coverage, paid sick leave and fully eligible participation in deferred compensation plans. Executive is currently covered by a previous employer’s health insurance plan. In the event the Executive chooses to retain his existing healthcare coverage, the Company shall reimburse Executive for the current co-pay owed for the coverage of Executive, spouse, and dependent children in lieu of Company medical benefit. In the event Executive chooses to no longer remain on his previous employer’s plan, then Executive, his spouse and his dependent children will become eligible for the Company’s medical benefit plan. The Company will provide an executive physical on an annual basis to Executive and his spouse. The Company shall provide Executive coverage for those benefit items made generally available to its senior level executive employees that are not currently covered under Executive’s plan through his previous employer (e.g. short and long-term disability and so forth) on the same terms provided to its other senior level executive employees.

4.3 Indemnification. Executive shall have the benefit of indemnification to the fullest extent permitted by applicable law, which indemnification shall continue after the termination of this Agreement for such period as may be necessary to continue to indemnify Executive for his acts while an officer of the Company. In addition, the Company shall cause Executive to be covered by the Company’s policies of directors and officers liability insurance in effect from time to time in accordance with their terms, to the maximum extent of the coverage available for any director or officer of the Company.
ARTICLE 5.
REIMBURSEMENT FOR EXPENSES
5.1 Executive shall be reimbursed by the Company for all ordinary and necessary expenses incurred by Executive in the performance of his duties or otherwise in furtherance of the business of the Company in accordance with the policies of the Company in effect from time to time. Executive shall keep accurate and complete records of all such expenses, including but not limited to, proof of payment and purpose. Executive shall account fully for all such expenses to the Company. No reimbursement will be made later than the close of the calendar year following the calendar year in which the expense was incurred. Expenses eligible for reimbursement in any one taxable year shall not affect the amount of expenses eligible for reimbursement in any other taxable year, and the right to expense reimbursement shall not be subject to liquidation or exchange for any other benefit.
ARTICLE 6.
TERMINATION
6.1 Termination for Cause. Without limiting the generality of Section 6.3, the Company shall have the right to terminate Executive’s employment, without further obligation or liability to Executive, upon the occurrence of any one or more of the following events, which events shall be deemed termination for cause (“Cause”).
6.1.1 Failure to Perform Duties. If Executive neglects to perform the material duties of his employment under this Agreement in a professional and businesslike manner, other than due to his Disability (unless such Disability is due to substance or alcohol abuse), after having received thirty (30) days written notice specifying such failure to perform and a reasonable opportunity to perform.
6.1.2 Willful Breach. If Executive willfully commits a material breach of this Agreement and fails to cure such breach within thirty (30) days of written notice thereof or a material willful breach of his fiduciary duty to the Company.
6.1.3 Wrongful Acts. If Executive is convicted of a felony or misdemeanor involving acts of moral turpitude or commits fraud, misrepresentation, embezzlement or other acts of material misconduct against the Company (including violating or condoning the violation of any material rules or regulations of gaming authorities which could have a material adverse effect on the Company) that would make the continuance of his employment by the Company materially detrimental to the Company.

6.1.4 Failure To Be Licensed or Approved by the Company’s Compliance Committee. Executive shall promptly, accurately and truthfully complete all forms provided by the Company’s Compliance Committee and shall fully cooperate in any background investigation conducted pursuant to the Company’s Compliance Program. Executive shall also apply for all applicable gaming licenses, if required, within ninety (90) days of the Effective Date of this Agreement, to the extent Executive is not already licensed or on file as of the date hereof. If Executive fails to be recommended for approval and retention by the Compliance Committee or Executive fails to be licensed in all jurisdictions in which the Company or its subsidiaries has gaming facilities within the date required by any jurisdiction, or if any of such licenses shall be revoked or suspended at any time during the Term, or if the Company is directed to cease business with Executive by any governmental authority; or if the Company determines in its reasonable judgment that Executive was or might be involved in, or is about to be involved in, any activity, relationship(s) or circumstance which could or does jeopardize the Company’s business, reputation or any of such licenses; or any of the Company’s licenses is threatened to be, or is, denied, curtailed, suspended or revoked as a result of Executive’s employment by the Company or as a result of his actions, then the Company may by thirty (30) days written notice to Executive terminate the Agreement for Cause. Executive agrees to promptly submit to the licensing requirements of all jurisdictions in which the Company or its subsidiaries does business. The Company shall bear all expenses incurred in connection with such licenses.
6.2 Death or Disability. This Agreement shall terminate on the death or “Disability” of Executive. Executive will be deemed to have a “Disability” when he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a substantially continuous period of not less than 180 days, or begins receiving income replacement benefits for a period of not less than three months under an accident and health plan of the Company or an affiliate by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 6 months. If there should be a dispute between the Company and Executive as to Executive’s physical or mental Disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) days after a request for designation of such party, then a physician or psychiatrist designed by the Clark County Medical Association or similar body. The certification of such a physician or psychiatrist as to the questioned dispute shall be final and binding upon the parties hereto.
6.3 Termination Without Cause. Notwithstanding anything to the contrary herein, the Company shall have the right to terminate Executive’s employment under this Agreement at any time without Cause by giving thirty (30) days written notice of such termination to Executive. Failure by the Company to extend the Term for any Renewal Period shall not be a termination of this Agreement Without Cause.

6.4 Termination by Executive for Good Reason. Executive may terminate his employment under this Agreement on thirty (30) days prior notice to the Company for good reason (“Good Reason”). For purposes of this Agreement, “Good Reason” shall mean and be limited to (i) a material breach of this Agreement by the Company (including without limitation the assignment to Executive of duties materially inconsistent with his status Chief Executive Officer and President of the Company, or any material reduction in the authority, duties or responsibilities of Executive, including any such material reduction caused by the appointment of an Executive Chairman of the Board of Directors whose authority materially limits Executive’s authority, duty or responsibility); (ii) any relocation of his or its principal place of business outside the greater Las Vegas metropolitan area (without Executive’s consent); (iii) the requirement that Executive report to anyone other than the Board or a committee thereof; (iv) the failure of Executive to be nominated and recommended for election or re-election, as appropriate, as a member of the Board; (v) a material reduction by the Company in Executive’s then Base Salary or Bonus targets, a material reduction in other benefits (except as such benefits may be changed or reduced for other senior executives), or the failure by the Company to pay Executive any material portion of his current compensation when due; or (vi) following a Change in Control, (A) the failure of any acquiring or successor company, or, if the acquiring or successor company is a subsidiary of another company, the failure of the highest-level parent of the acquiring or successor company, to enter into an agreement naming Executive as the Chief Executive Officer of the acquiring or successor company, or of the highest-level parent, as the case may be, or (B) a requirement that Executive, as Chief Executive Officer of the acquiring or successor company or highest-level parent, must report to an executive or non-executive Chairman of the Board of Directors whose authority materially limits Executive’s authority, duty or responsibility. Notwithstanding the foregoing, Executive’s resignation shall not be treated as a resignation for Good Reason unless (a) Executive notifies the Company (including any acquiring and/or successor company) in writing of a condition constituting Good Reason within thirty (30) days following Executive’s becoming aware of such condition; (b) the Company fails to remedy such condition within 30 days following such written notice (the “Remedy Period”); and (c) Executive resigns within 30 days following the expiration of the Remedy Period. Further, in the event that Executive resigns for Good Reason and within two years from such date accepts employment with the Company, any acquirer or successor to the Company’s business or any affiliate, parent, or subsidiary of either the Company or its successor, then Executive will forfeit any right to severance payments hereunder and will reimburse the Company for the full amount of such payments received by Executive within 30 days of accepting such employment.
6.5 Effect of Termination.
6.5.1 Payment of Salary and Expenses Upon Termination. Any termination under this Section 6 shall be effective upon receipt of notice by Executive or the Company, as the case may be, of such termination or upon such other later date as may be provided herein or specified by the Company or Executive in the notice (the “Termination Date”), except as otherwise provided in this Section 6. If this Agreement is terminated, all benefits provided to Executive by the Company hereunder shall thereupon cease, except as provided in this Section 6.5, and the Company shall pay or cause to be paid to Executive all accrued but unpaid base salary, any compensation previously voluntarily deferred by Executive payable in accordance with the provisions of the applicable deferred compensation plan and in accordance with Executive’s election under such plan, and, except in the case of Termination for Cause, a prorated bonus for the year of termination. Such prorated bonus shall be determined and paid as follows: (a) First, the performance criteria shall be applied to the entire year of termination to determine the bonus that Executive would have received for the entire year if his employment had not terminated, (b) Second, amount determined under clause (a) of this sentence shall be multiplied by a fraction, the numerator of which is the number of days in the year before the date of the termination of Executive’s employment and the denominator of which is three hundred sixty five (365), to determine the amount of the prorated bonus, and (c) Third, the prorated bonus shall be paid at the times and in the form specified when the Compensation Committee determined the performance criteria for the year, or, if no such time was then specified, within ninety (90) days after the end of the year in which the termination of employment occurred. If at the Termination Date, Executive shall have satisfied all the requirements to earn an annual bonus relative to the calendar year immediately preceding the Termination Date but such bonus has not yet been paid, then except in the case of a Termination for Cause, such bonus shall be paid to Executive at the same time such bonus was otherwise scheduled to have been paid. In addition, promptly upon submission by Executive of his unpaid expenses incurred prior to the Termination Date and owing to Executive pursuant to Article 5, reimbursement for such expenses shall be made. If the Agreement is terminated for “Cause,” or due to Executive’s death or Disability or by the Executive without “Good Reason”, Executive shall not be entitled to receive any payments other than as specified in this Section 6.5.1. Termination by the Company for Cause shall be in addition to and without prejudice to any other right or remedy that the Company may be entitled to at law, in equity, or under this Agreement.
6.5.2 Termination Without Cause or Termination by Executive for Good Reason Other than in Connection with a Change of Control. If the Company terminates Executive without Cause or Executive terminates for Good Reason other than in connection with a Change of Control as contemplated by Section 6.5.3, the following shall apply:
(a)	Executive shall be entitled to receive an amount equal to one hundred fifty percent (150%) times (i) Executive’s annual base salary (the “Base Severance Benefit”) in effect on the date of termination; plus (ii) the Bonus Amount (as hereinafter defined). The Bonus Amount shall equal the average annual bonus paid to Executive in the three years prior to termination (or such shorter period, during which Executive is employed); provided, however, for purposes of calculating the Bonus Amount, any bonus paid to Executive for any period less than a full calendar year shall be annualized. The Base Severance Benefit shall be paid to Executive in equal monthly installments over eighteen (18) months immediately following the date of termination in accordance with the Company’s regular salary payment schedule from time to time. The Bonus Amount shall be paid in two equal annual installments on the first and second anniversaries of the termination of employment. In addition, Executive shall be entitled to receive any amounts payable under Section 6.5.1 above. The payments contemplated herein shall not be subject to any duty of mitigation by Executive nor to offset for any income earned by Executive following termination.

(b)	Executive shall also be entitled to receive health benefits coverage for Executive and his dependents, and disability insurance coverage for Executive, under the same plan(s) or arrangement(s) under which Executive and his dependents were covered immediately before his death or Disability or plan(s) established or arrangement(s) provided by the Company or any of its Subsidiaries thereafter for the benefit of senior executives (the “Health and Disability Coverage Continuation”) until the earliest of (i) eighteen (18) months; and (ii) the date Executive (and in the case of his dependents, the dependents) becomes covered or eligible for coverage under any other group health plan or group disability plan (as the case may be) not maintained by the Company or any of its Subsidiaries; provided, however, that if such other group health plan excludes any pre-existing condition that Executive or Executive’s dependents may have when coverage under this Section 6.5.2 shall continue (but not beyond the period described in clause (i) of this sentence) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires. In the event Executive is required to make an election under Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended (commonly known as COBRA) to qualify for the benefits described in this Section 6.5.2, the obligations of the company and its Subsidiaries under this Section 6.5.2 shall be conditioned upon Executive’s timely making such an election. Any payment or reimbursement of benefits under this Section 6.5.2 that is taxable to Executive or his dependents shall be made by December 31 of the calendar year following the calendar year in which Executive or his dependent incurred the expense. Expenses eligible for reimbursement in any one taxable year shall not affect the amount of expenses eligible for reimbursement in any other taxable year, and the right to expense reimbursement shall not be subject to liquidation or exchange for any other benefit.
6.5.3 Termination Without Cause or Termination by Executive for Good Reason on or Within the Eighteen (18) Months After a Change of Control. If the Company terminates Executive without Cause or Executive terminates for Good Reason within eighteen (18) months after a Change of Control, the following shall apply:
(a)	The Company shall pay to Executive in lieu of the Base Severance Benefit, in a lump sum as soon as practicable, but in no event later than thirty (30) days after the termination of Executive’s employment, (i) an amount (the “Change of Control Severance Benefit”) equal to one hundred fifty percent (150%) of the sum of Executive’s annual base salary in effect on the date of termination and the Bonus Amount, plus (ii) any amounts payable under Section 6.5.1. In addition, Executive shall also be entitled to receive continuation of health and disability insurance coverage as specified in Section 6.5.2(b).

(b)	For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following:
(i)	The direct or indirect acquisition by an unrelated “Person” or “Group” or “Beneficial Ownership” (as such terms are defined below) of more than 50% of the voting power of the Company’s issued and outstanding voting securities in a single transaction or a series of related transactions;

(ii)	The direct or indirect sale or transfer by the Company of substantially all of its assets to one or more unrelated Persons or Groups in a single transaction or a series of related transactions;

(iii)	The merger, consolidation or reorganization of the Company with or into another corporation or other entity in which the Beneficial Owners of more than 50% of the voting power of the Company’s issued and outstanding voting securities immediately before such merger or consolidation do not own more than 50% of the voting power of the issued and outstanding voting securities of the surviving corporation or other entity immediately after such merger, consolidation or reorganization; or

(iv)	During any consecutive 12-month period, individuals who at the beginning of such period constituted the Board of the Company (together with any new Directors whose election to such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the Directors of the Company then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of the Company then in office.
None of the foregoing events, however, shall constitute a Change of Control if such event is not a “Change in Control Event” under Treasury Regulation Section 1.409A-3(i)(5) or successor IRS guidance. For purposes of determining whether a Change of Control has occurred, the following Persons and Groups shall not be deemed to be “unrelated”: (A) such Person or Group directly or indirectly has Beneficial Ownership of more than 50% of the issued and outstanding voting power of the Company’s voting securities immediately before the transaction in question, (B) the Company has Beneficial Ownership of more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group, or (C) more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group are owned, directly or indirectly, by Beneficial Owners of more than 50% of the issued and outstanding voting power of the Company’s voting securities immediately before the transaction in question. The terms “Person,” “Group,” “Beneficial Owner,” and “Beneficial Ownership” shall have the meanings used in the Securities Exchange Act of 1934, as amended. Notwithstanding the foregoing, (I) Persons shall not be considered to be acting as a “Group” solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering, (II) however, Persons will be considered to be acting as “Group” if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction, with the Company, and (III) if a Person, including an entity, owns stock both in the Company and in a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction, with the Company, such shareholders shall be considered to be acting as a Group with other shareholders only with respect to the ownership in the corporation before the transaction.
6.5.4 I.R.C. Section 409A. In the event that any compensation with respect to Executive’s separation from service is “deferred compensation” within the meaning of Section 409A of the Code and the regulations thereunder (“Section 409A”), the stock of the Company or any affiliate is publicly traded on an established securities market or otherwise, and Executive is determined to be a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, payment of such compensation shall be delayed as required by Section 409A. Such delay shall last six months from the date of Executive’s separation from service, except in the event of Executive’s death. Within thirty (30) days following the end of such six-month period, or, if earlier, Executive’s death, the Company will make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six-month period but for this Section 6.5.4. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. Payments of compensation or benefits on Executive’s termination of employment (other than accrued salary and other accrued amounts that must be paid under applicable law, and “welfare benefits” specified in Treasury Regulations Section 1.409A-1(a)(5)) shall be paid only if and when the termination of employment constitutes a “separation from service” under Treasury Regulation Section 1.409A-1(h).
6.5.5 Suspension. In lieu of terminating Executive’s employment hereunder for Cause under Section 6.1, the Company shall have the right, at its sole election, to suspend the performance of duties by Executive under this Agreement during the continuance of events or circumstances under Section 6.1 for an aggregate of not more than thirty (30) days during the Term (the “Default Period”) by giving Executive written notice of the Company’s election to do so at any time during the Default Period. The Company shall have the right to extend the Term beyond its normal expiration date by the period(s) of any suspension(s). The Company’s exercise of its right to suspend the operation of this Agreement shall not preclude the Company from subsequently terminating Executive’s employment hereunder; provided nothing herein shall eliminate the Company’s obligation to provide required written notice, or prevent Executive from having the opportunity to cure any defect raised in such notice, to the extent applicable under the relevant subsection of Section 6.1. Executive shall not render services to any other person, firm or corporation in the casino business during any period of suspension. Executive shall be entitled to continued compensation and benefits pursuant to the provisions of this Agreement during the Default Period.

6.6 Exercisability of Options. All vested options will terminate on the earlier of (a) the expiration of the ten (10) year term in the case of the Option Grant under Section 3.3.1, or of a seven (7) year term in the case of other options, or (b) one (1) year after the termination of Executive’s employment with the Company, regardless of the cause of such termination, except that, in the event of a termination for “Cause” or Executive’s termination without Good Reason, all vested options will terminate on the earlier of (I) the expiration of the ten (10) year term in the case of the Option Grant under Section 3.3.1, or of a seven (7) year term in the case of other options, or (II) thirty (30) days after the termination. As provided in the stock option agreements, unvested options will terminate on the termination of Executive’s continuous status as an employee, director, or consultant with the Company, except to the extent that such options become vested as a result of such termination under the terms of the governing stock option agreement or this Agreement.
6.7 No-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other contract or agreement with the Company or its subsidiaries at or subsequent to the Date of Termination (“Other Benefits”), which such Other Benefits shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, if Executive receives payments and benefits pursuant to Article VI of this Agreement, Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and its subsidiaries, unless otherwise specifically provided therein in a specific reference in or to this Agreement.
6.8 Full Settlement. Except as expressly provided for herein, in no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.
6.9 Release. It shall be a condition for Executive’s right to receive any severance benefits hereunder that he execute a general release in favor of the Company and its affiliates in the form as attached hereto and Appendix C and covering such additional matters as may be reasonably requested by the Company, which release shall not encompass the payments contemplated hereby. The timing of payments under this Agreement upon the execution of the general release shall be governed by the following provisions:
(a)	The Company must deliver the release to Executive for execution no later than fourteen (14) days after Executive’s termination of employment. If the Company fails to deliver the release to Executive within such fourteen (14) day period, Executive will be deemed to have satisfied the release requirement and will receive payments conditioned on execution of the release as though Executive had executed the release and all revocation rights had lapsed at the end of such 14 day period.

(b)	Executive must execute the release within forty-five (45) days from its delivery to him.

(c)	If Executive has revocation rights, Executive shall exercise such rights, if at all, not later than seven (7) days after executing the release.

(d)	In any case in which the release (and the expiration of any revocation rights) could only become effective in a particular tax year of Executive, payments conditioned on execution of the release shall begin within thirty (30) days after the release becomes effective and revocation rights have lapsed.

(e)	In any case in which the release (and the expiration of any revocation rights) could become effective in one of two taxable years of Executive depending on when Executive executes the release, payments conditioned on execution of the release shall not begin before the first business day of the later of such tax years.
6.10 Excise Tax Limitation.
6.10.1 Notwithstanding anything contained in this Agreement to the contrary, (i) in the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code) to be paid or made payable to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, Executive’s employment with the Company or any of its Subsidiaries on a “change of control” within the meaning of Section 280G of the Code (a “Payment” or “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and (ii) (A) the net amount of the Payments Executive would retain after payment of the Excise Tax and federal and state income taxes on the Payments would be less than (B) the net amount of the Payments Executive would retain, after payment of the Excise Tax and federal and state income taxes on the Payments, if the Payments were reduced to the extent necessary that no portion of the Payments would be subject to the Excise Tax (the “Section 4999 Limit”), then the Payments shall be reduced (but not below zero) to the Section 4999 Limit. Unless Executive shall have given prior written notice specifying a different order to the Company to effectuate the limitations described in the preceding sentence, the Company shall reduce or eliminate the Payments by first reducing or eliminating those Payments or benefits which are not payable in cash and then by reducing or eliminating cash Payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other Agreement, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation. For purposes of the calculations described above, it shall be assumed that Executive’s tax rate will be the maximum marginal federal and state income tax rate on earned income.

6.10.2 All determinations required to be made under this Section 6.10 (each, a “Determination”) shall be made, at the Company’s expense, by the accounting firm which is the Company’s accounting firm prior to a “change of control” (within the meaning of Section 280G of the Code) or another nationally recognized accounting firm designated by the Board (or a committee thereof) prior to the change of control (the “Accounting Firm”). The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and to Executive before payment of Executive’s Severance Payment hereunder (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive (in either case provided that the Company or Executive believes in good faith that any of the Payments may be subject to the Excise Tax). Within ten (10) calendar days of the delivery of the Determination to Executive, Executive shall have the right to dispute the Determination (the “Dispute”). The existence of any Dispute shall not in any way affect Executive’s right to receive the Payments in accordance with the Determination. If there is no Dispute, the Determination by the Accounting Firm shall be final, binding and conclusive upon the Company and Executive, subject to the application of Section 6.10.3.
6.10.3 As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments either will have been made or will not have been made by the Company, in either case in a manner inconsistent with the limitations provided in Section 6.10.1 (an “Excess Payment” or “Underpayment”, respectively). If it is established pursuant to (i) a final determination of a court for which all appeals have been taken and finally resolved or the time for all appeals has expired, or (ii) an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to Executive made on the date Executive received the Excess Payment and Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at one hundred twenty percent (120%) of the applicable federal rate (as defined in Section 1274(d) of the Code) compounded semi-annually from the date of Executive’s receipt of such Excess Payment until the date of such repayment. If it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to Executive’s satisfaction of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to Executive within ten (10) calendar days of such determination or resolution, together with interest on such amount at one hundred twenty percent (120%) of the applicable federal rate compounded semi-annually from the date such amount should have been paid to Executive pursuant to the terms of this Agreement or otherwise, but for the operation of this Section 6.10.3, until the date of payment.
ARTICLE 7.
CONFIDENTIALITY
7.1 Nondisclosure of Confidential Material. In the performance of his duties, Executive may have access to confidential records, including, but not limited to, development, marketing, organizational, financial, managerial, administrative and sales information, data, specifications and processes presently owned or at any time hereafter developed or used by the Company or its agents or consultants that is not otherwise part of the public domain (collectively, the “Confidential Material”). All such Confidential Material is considered secret and is disclosed to Executive in confidence. Executive acknowledges that the Confidential Material constitutes proprietary information of the Company which draws independent economic value, actual or potential, from not being generally known to the public or to other persons who could obtain economic value from its disclosure or use, and that the Company has taken efforts reasonable under the circumstances, of which this Section 7.1 is an example, to maintain its secrecy. Except in the performance of his duties to the Company or as required by a court order or any gaming regulator or as required for his personal tax or legal advisors to advise him, Executive shall not, directly or indirectly for any reason whatsoever, disclose, divulge, communicate, use or otherwise disclose any such Confidential Material, unless such Confidential Material ceases to be confidential because it has become part of the public domain (not due to a breach by Executive of his obligations hereunder). Executive shall also take all reasonable actions appropriate to maintain the secrecy of all Confidential Information. All records, lists, memoranda, correspondence, reports, manuals, files, drawings, documents, equipment, and other tangible items (including computer software), wherever located, incorporating the Confidential Material, which Executive shall prepare, use or encounter, shall be and remain the Company’s sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement, or whenever requested by the Company, Executive shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that is in the possession or under the control of Executive.
7.2 Assignment of Intellectual Property Rights. Any ideas, processes, know-how, copyrightable works, maskworks, trade or service marks, trade secrets, inventions, developments, discoveries, improvements and other matters that may be protected by intellectual property rights, that relate to the Company’s business and are the results of Executive’s efforts during the Term (collectively, the “Executive Work Product”), whether conceived or developed alone or with others, and whether or not conceived during the regular working hours of the Company, shall be deemed works made for hire and are the property of the Company. In the event that for whatever reason such Executive Work Product shall not be deemed a work made for hire, Executive agrees that such Executive Work Product shall become the sole and exclusive property of the Company, and Executive hereby assigns to the Company his entire right, title and interest in and to each and every patent, copyright, trade or service mark (including any attendant goodwill), trade secret or other intellectual property right embodied in Executive Work Product. The Company shall also have the right, in its sole discretion to keep any and all of Executive Work Product as the Company’s Confidential Material. The foregoing work made for hire and assignment provisions are and shall be in consideration of this agreement of employment by the Company, and no further consideration is or shall be provided to Executive by the Company with respect to these provisions. Executive agrees to execute any assignment documents the Company may require confirming the Company’s ownership of any of Executive Work Product. Executive also waives any and all moral rights with respect to any such works, including without limitation any and all rights of identification of authorship and/or rights of approval, restriction or limitation on use or subsequent modifications. Executive promptly will disclose to the Company any Executive Work Product.
7.3 No Unfair Competition After Termination of Agreement. Executive hereby acknowledges that the sale or unauthorized use or disclosure of any of the Company’s Confidential Material obtained by Executive by any means whatsoever, at any time before, during or after the Term shall constitute unfair competition. Executive shall not engage in any unfair competition with the Company either during the Term or at any time thereafter.

7.4 Covenant Not to Compete. In the event this Agreement is terminated by the Company or by Executive, for a reason other than one specified in Section 6.2 above or the expiration of the Initial Term or any Renewal Term without this Agreement being renewed, then for a period of one year after the effective date of such termination, Executive shall not, directly or indirectly, work for or provide services to or own an equity interest (except for a Permissible Investment) in any person, firm or entity engaged in the casino gaming, card club or horseracing business which competes against the Company in any “market” in which the Company owns or operates a casino, card club or horseracing facility. For purposes of this Agreement, “market” shall be defined as the area within a 100 mile radius of any casino, card club or horseracing facility owned or operated or under construction by the Company.
7.5 No Hire Away Policy. In the event this Agreement is terminated prior to the normal expiration of the Term, either by the Company, or by Executive, for any reason, then for a period of one (1) year after the effective date of such termination, Executive shall not, directly or indirectly, for himself or on behalf of any entity with which he is affiliated or employed, hire any person known to Executive to be an employee of the Company or any of its subsidiaries (or any person known to Executive to have been such an employee within six (6) months prior to such occurrence). Executive shall not be deemed to hire any such person so long as he did not directly or indirectly engage in or encourage such hiring.
7.6 No Solicitation. During the Term and for a period of one (1) year thereafter, or, if sooner, for a period of one (1) year after earlier termination of this Agreement prior to expiration of the Term, and regardless of the reason for such termination (whether by the Company or Executive), Executive shall not directly or indirectly, for himself or on behalf of any entity with which he is affiliated or employed, solicit any employee of the Company or any of its subsidiaries (or any person who was such an employee within six (6) months prior to such occurrence) or encourage any such employee to leave the employment of the Company or any of its subsidiaries.
7.7 Non-Solicitation of Customers. During the Term and for a period of one (1) year thereafter, or, if sooner, for a period of one (1) year after the earlier termination of this Agreement prior to the expiration of the Term, and regardless of the reason for such termination (whether by the Company or Executive), Executive shall not solicit any customers of the Company or its subsidiaries or any of their respective casinos or card clubs, or knowingly encourage any such customers to leave the Company’s casinos or card clubs or knowingly encourage any such customers to use the facilities or services of any competitor of the Company or its subsidiaries. Executive shall at no times use proprietary customer lists or Confidential Material to solicit customers.
7.8 Irreparable Injury. The promised service of Executive under this Agreement and the other promises of this Article 7 are of special, unique, unusual, extraordinary, or intellectual character, which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.

7.9 Remedies for Breach. Executive agrees that money damages will not be a sufficient remedy for any breach of the obligations under this Article 7 and Article 2 hereof and that the Company shall be entitled to injunctive relief (which shall include, but not be limited to, restraining Executive from directly or indirectly working for or having an ownership interest (except for a Permissible Investment) in any person engaged in the casino, gaming or horseracing businesses in any market which the Company or its affiliates owns or operates any such business, using or disclosing the Confidential Material) and to specific performance as remedies for any such breach. Executive agrees that the Company shall be entitled to such relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of proving actual damages and without the necessity of posting a bond or making any undertaking in connection therewith. Any such requirement of a bond or undertaking is hereby waived by Executive and Executive acknowledges that in the absence of such a waiver, a bond or undertaking might otherwise be required by the court. Such remedies shall not be deemed to be the exclusive remedies for any breach of the obligations in this Article 7, but shall be in addition to all other remedies available at law or in equity.
ARTICLE 8.
ARBITRATION
8.1 General. Except for a claim for injunctive relief under Section 7.9, any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Article 8 and the then most applicable rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by the American Arbitration Association. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Unless mutually agreed by the parties otherwise, any arbitration shall take place in Las Vegas, Nevada.
8.2 Selection of Arbitrator. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the “Independent” (or “Gold Card”) list of retired judges or, at the option of Executive, from a list of nine persons (which shall be retired judges or corporate or litigation attorneys experienced in executive employment agreements) provided by the office of the American Arbitration Association having jurisdiction over Las Vegas, Nevada. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

8.3 Applicability of Arbitration; Remedial Authority. This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, stockholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this paragraph the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgment if the matter had been pursued in court litigation. In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.
8.4 Fees and Costs. Any filing or administrative fees shall be borne initially by the party requesting arbitration. The Company shall be responsible for the costs and fees of the arbitration, unless Executive wishes to contribute (up to 50%) of the costs and fees of the arbitration. Notwithstanding the foregoing, the prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.
8.5 Award Final and Binding. The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.
ARTICLE 9.
MISCELLANEOUS
9.1 Amendments. The provisions of this Agreement may not be waived, altered, amended or repealed in whole or in part except by the signed written consent of the parties sought to be bound by such waiver, alteration, amendment or repeal.
9.2 Entire Agreement. This Agreement and the stock option agreements between the Company and Executive constitute the total and complete agreement of the parties and supersedes all prior and contemporaneous understandings and agreements heretofore made, including the Original Agreement, and there are no other representations, understandings or agreements.

9.3 Counterparts. This Agreement may be executed in one of more counterparts, each of which shall be deemed and original, but all of which shall together constitute one and the same instrument.
9.4 Severability. Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be deemed by an arbitrator or a court of competent jurisdiction to be invalid or unenforceable, the court or arbitrator finding such invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement. Any term or provision which cannot be so modified or reformed shall be deleted and the remaining terms and provisions shall continue in full force and effect.
9.5 Waiver or Delay. The failure or delay on the part of the Company, or Executive to exercise any right or remedy, power or privilege hereunder shall not operate as a waiver thereof. A waiver, to be effective, must be in writing and signed by the party making the waiver. A written waiver of default shall not operate as a waiver of any other default or of the same type of default on a future occasion.
9.6 Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns, except as otherwise provided herein. Except as provided in this Section 9.6, without the prior written consent of Executive, this Agreement shall not be assignable by the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.
9.7 No Assignment or Transfer by Executive. Neither this Agreement nor any of the rights, benefits, obligations or duties hereunder may be assigned or transferred by Executive. Any purported assignment or transfer by Executive shall be void.
9.8 Necessary Acts. Each party to this Agreement shall perform any further acts and execute and deliver any additional agreements, assignments or documents that may be reasonably necessary to carry out the provisions or to effectuate the purpose of this Agreement.
9.9 Governing Law. This Agreement and all subsequent agreements between the parties shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Nevada.
9.10 Notices. All notices, requests, demands and other communications to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served on the party to whom notice is to be given, or 48 hours after mailing, if mailed to the party to whom notice is to be given by certified or registered mail, return receipt requested, postage prepaid, and properly addressed to the party at his address set forth as follows or any other address that any party may designate by written notice to the other parties:

To Executive:	Anthony M. Sanfilippo c/o Butler, Snow, O’Mara, Stevens & Cannada, PLLC 6075 Poplar Avenue, Suite 500 Memphis, Tennessee 38119 Attention: Todd P. Photopulos, Esq.

To the Company:	Pinnacle Entertainment, Inc. 3800 Howard Hughes Parkway Las Vegas, NV 89109 Attn: General Counsel Telephone: 702 784-7777 Facsimile: 702 784-7773
9.11 Headings and Captions. The headings and captions used herein are solely for the purpose of reference only and are not to be considered as construing or interpreting the provisions of this Agreement.
9.12 Construction. All terms and definitions contained herein shall be construed in such a manner that shall give effect to the fullest extent possible to the express or implied intent of the parties hereby.
9.13 Counsel. Executive has been advised by the Company that he should consider seeking the advice of counsel in connection with the execution of this Agreement and Executive has had an opportunity to do so. Executive has read and understands this Agreement, and has sought the advice of counsel to the extent he has determined appropriate. The Company shall reimburse Executive for the reasonable fees and expenses of Executive’s counsel in connection with this Agreement not to exceed $10,000.
9.14 Withholding of Compensation. Executive hereby agrees that the Company may deduct and withhold from the compensation or other amounts payable to Executive hereunder or otherwise in connection with Executive’s employment any amounts required to be deducted and withheld by the Company under the provisions of any applicable Federal, state and local statute, law, regulation, ordinance or order.
9.15 References to Sections of the Code. All references in this Agreement and Appendix A hereto to sections of the Code shall be to such sections and to any successor or substantially comparable sections of the Code or to any successor thereto.
9.16 Effect of Delay. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, including without limitation the right of Executive to terminate employment for Good Reason pursuant to Section 6.5, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed this 13th day of March, 2010.

THE COMPANY PINNACLE ENTERTAINMENT, INC.
By:	/s/ John V. Giovenco
Its: CEO

EXECUTIVE ANTHONY M. SANFILIPPO
/s/ Anthony M. Sanfilippo

APPENDIX A
COMMON STOCK PURCHASE AGREEMENT
THIS COMMON STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 13th day of March, 2010, by and among Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), and Anthony Sanfilippo (“Executive”).
WHEREAS, the Company desires to issue and sell to Executive, and Executive desires to purchase from the Company, One Hundred Twenty Five Thousand (125,000) shares of the Company’s Common Stock, par value $0.10 per share (the “Common Stock”), on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing recital and the mutual promises set forth in this Agreement, the parties agree as follows:
1. Sale of Common Stock. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth in this Agreement, the Company agrees to issue, sell, and deliver to Executive and Executive agrees to purchase from the Company, One Hundred Twenty Five Thousand (125,000) shares of Common Stock for a purchase price per share of $8.64, such price per share being the fair value of each such share, as of the date hereof. The purchase and sale shall close on March 16, 2010, when the Company shall give instructions for the issuance of the shares of Common Stock and the purchase price shall be delivered.
2. Representations and Warranties of the Company. The Company hereby represents and warrants to Executive that the statements in the following subsections of this Section 2 are all true and complete as of the date hereof.
2.1 Organization and Standing. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to execute, deliver, and perform this Agreement.
2.2 Issuance of Shares. The issuance, sale and delivery of the Common Stock have been duly authorized by all necessary corporate action on the part of the Company, and the Common Stock, when so issued, sold and delivered against payment therefore in accordance with the provisions of this Agreement will be duly and validly issued, fully paid and non-assessable.
2.3 Authority for Agreement. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Company and constitutes valid and binding obligations of the Company enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

2.4 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of the Company in connection with the execution and delivery of this Agreement, the offer, issue, sale and delivery of the Common Stock, as contemplated by this Agreement. Assuming the accuracy of the representations and warranties made by Executive in Section 3 of this Agreement, the offer and sale of the Common Stock to Executive will be in compliance with applicable Federal and state securities laws.
3. Representations and Warranties of Executive. Executive hereby represents and warrants to the Company as follows:
3.1 Investment. Executive understands that the shares of Common Stock being issued to him have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of specific exemptions from the registration provisions of the Securities Act and applicable state law which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Executive’s representations as expressed herein. Executive understands that the shares of Common Stock being purchased are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the shares of Common Stock being purchased may only be sold pursuant to a registration of the resale under the Securities Act or in compliance with Rule 144 of the Securities Act or other applicable exemptions from registration under the Securities Act. Executive is acquiring the Common Stock for his own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling or granting any participation in the same; and, except as contemplated by this Agreement, Executive has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.
3.2 Authority. Executive has full power and authority to enter into and to perform this Agreement in accordance with their terms and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Executive and constitutes a valid and binding obligation of Executive enforceable in accordance with their respective terms. To the best of Executive’s knowledge, the execution and performance of the transactions contemplated by this Agreement and compliance with their provisions by Executive will not violate any provision of law applicable to Executive.
3.3 Accredited Investor. Executive is an Accredited Investor within the definition set forth in Rule 501(a) of the Securities Act.
3.4 Disclosure of Information. Executive believes he has received all the information he considers necessary or appropriate for deciding whether to purchase the Common Stock, and that he has had an opportunity to ask questions and receive answers from the Company regarding the business, properties, prospects and financial condition of the Company. Executive understands that the Company has authorized preferred stock issuable with rights, preferences or privileges to be determined by the Company’s board of directors without further action by stockholders and a subsequent determination by the Company’s board of directors with respect to the rights, preferences or privileges of the preferred stock may adversely affect the rights of common stockholders.

4. Legends. All certificates representing any shares of Common Stock subject to the provisions of this Agreement shall have endorsed thereon the following legend:
4.1 “THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.”
4.2 Any legend required to be placed thereon under applicable state securities laws.
4.3 The following legend or a similar legend pursuant to the Company’s certificate of incorporation:
THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON OWNERSHIP AND TRANSFER IMPOSED BY APPLICABLE GAMING LAWS.
This certificate and the shares represented thereby shall be held subject to all of the provisions of the Corporation’s Certificate of Incorporation, as amended (including, without limitation, ownership and transfer restrictions imposed by applicable gaming laws), and the Bylaws, as amended, a copy of each of which is on file at the office of the Corporation, and made a part hereof as fully as though the provisions of said Certificate of Incorporation and Bylaws were imprinted in full on this certificate, to all of which the holder of this certificate, by acceptance hereof, assents and agrees to be bound.
Any stockholder may obtain, upon request and without charge, a statement of the number of shares constituting each class or series of stock and the designation thereof; and a copy of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights; and the Bylaws. Any such request may be addressed to the Secretary of the Corporation or to the Transfer Agent named on the face hereof.”

5. General Provisions.
5.1 Survival of Representations and Warranties. The representations, warranties, and covenants of the Executive contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and shall in no way be affected by any investigation of the subject matter of such representations and warranties made by or on behalf of Executive, or his counsel, as the case may be.
5.2 Successors and Assigns. Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties to this Agreement.
5.3 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties to this Agreement and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
5.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada as to matters within the scope thereof, and as to all other matters shall be governed by and construed exclusively in accordance with the internal laws of the State of Nevada as applied to agreements among Nevada residents entered into and to be performed entirely within Nevada, excluding that body of law relating to conflict of laws.
5.5 Counterparts. This Agreement may be executed in two or more counterparts (including, without limitation, facsimile counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
5.6 Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered personally or by facsimile transmission or by nationally recognized overnight delivery service or by first class certified or registered mail, return receipt requested, postage prepaid to the addresses set forth on the signature pages hereto. Notices provided in accordance with this Section 5.6 shall be deemed delivered upon personal delivery or three business days after deposit in the mail.
5.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.
5.8 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties, or obligations between the parties with respect to the subject matter of this Agreement.
5.9 Further Assurances. From and after the date of this Agreement, upon the request of Executive or the Company, the Company and Executive shall execute and deliver such instruments, documents, or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

5.10 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to Executive, upon any breach or default of the Company under this Agreement shall impair any such right, power, or remedy of Executive nor shall it be construed to be a waiver of any such breach or default, or an acquiescence in such breach or default, or of any similar breach or default occurring after such breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after such breach or default. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
Signature Page Follows.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

PINNACLE ENTERTAINMENT, INC.
By:	/s/ John V. Giovenco

3800 Howard Hughes Parkway, Suite 1800 Las Vegas, Nevada 89169 EXECUTIVE
/s/ Anthony M. Sanfilippo
Anthony M. Sanfilippo

c/o Butler, Snow, O’Mara, Stevens & Cannada, PLLC 6075 Poplar Avenue, Suite 500 Memphis, Tennessee 38119 Attention: Todd P. Photopulos, Esq.

[SIGNATURE PAGE TO COMMON STOCK PURCHASE AGREEMENT]

APPENDIX B
POLICY ON RECOVERY OF INCENTIVE COMPENSATION
IN EVENT OF FINANCIAL RESTATEMENT
The following rules shall apply if (1) there is a restatement of the Company’s financial statements for the fiscal year for which a bonus is paid, other than a restatement due to changes in accounting principles or applicable law, (2) the restatement results in whole or in part from the negligence, misconduct or malfeasance of the participant, and (3) the Compensation Committee determines that a participant has received an “excess bonus” for the relevant fiscal year.
1.	The amount of the excess bonus shall be equal to the difference between the bonus paid to the participant and the payment or grant that would have been made based on the restated financial results.

2.	The requirement to repay all or a portion of the excess bonus as determined by the Compensation Committee shall only exist if the Audit Committee has taken steps to consider restating the financials prior to the end of the third year following the year in question.

3.	The Compensation Committee may take such action in its discretion that it determines appropriate to recover all or a portion of the excess bonus if it deems such action appropriate under the facts and circumstances. Such actions may include recovery of all or a portion of such amount from the participant from any of the following sources: prior incentive compensation payments, future payments of incentive compensation, cancellation of outstanding equity awards, future equity awards, gains realized on the exercise of stock options, and direct repayment by the participant. Participant’s receipt of the bonus constitutes his agreement that, if requested by the Compensation Committee, he shall repay to the Company the excess bonus (or that portion thereof specified by the Committee) within 90 days of the time that he is notified by the Committee of the overpayment. Application of this policy does not preclude the Company from taking any other action to enforce a participant’s obligations to the Company, including termination of employment or institution of civil or criminal proceedings.
This Policy shall be applicable to all incentive compensation paid subsequent to the adoption of the Policy.
This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer.

APPENDIX C
RELEASE and RESIGNATION
For valuable consideration, receipt of which is hereby acknowledged, the undersigned Anthony M. Sanfilippo (“Executive”), for himself and his spouse, heirs, estate, administrators and executors, hereby fully and forever releases and discharges Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), and each of its subsidiaries and the officers, directors, employees, attorneys and agents of the Company and each such subsidiary, of and from any and all claims, demands, causes of action of any kind or nature, in law, equity or otherwise, whether known or unknown, which Executive has had, may have had, or now has, or may have, arising out of or in connection with Executive’s employment with the Company and/or its subsidiaries or the termination of such employment; provided, however, that nothing contained herein is intended to nor shall constitute a release of the Company from any obligations it may have to Executive under any written employment agreement between Executive and the Company in effect as of the date hereof, or any deferred compensation plan or arrangement in which Executive participates or any rights of indemnification under the Company’s Articles, Bylaws, Indemnity Trust Agreement or the like, or coverage under Director and Officer Insurance, nor shall it prevent Executive from exercising his rights, if any, under any such employment agreement or under any stock option, restricted stock or similar agreement in effect as of the date hereof in accordance with their terms.
Executive represents and warrants that he has not assigned or in any way conveyed, transferred or encumbered all or any portion of the claims or rights covered by this release.
Executive hereby resigns from all positions as an officer, director or employee of the Company and each of its subsidiaries or affiliates effective the date hereof and further agrees to execute such further evidence of such resignations as may be necessary or appropriate to effectuate the foregoing.
Executed this            day of                , 20   .

Executive